UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CAMDEN NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholders:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Camden National Corporation, which will be held on Tuesday, April 29, 2014, at 3:00 p.m., local time, at Point Lookout Conference Center, 67 Atlantic Highway, Lincolnville, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting”). The Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card are enclosed, along with our Summary Annual Report and Annual Report on Form 10-K.

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Then, we ask that you promptly complete, sign, date and mail the enclosed Proxy Card in the enclosed postage-paid envelope, or vote by telephone or the Internet, to ensure that your shares are represented and voted at the meeting. Shareholders who attend the Annual Meeting may withdraw their proxy and vote in person if they wish to do so. Your vote is extremely important, so please act at your earliest convenience.

We appreciate your continued interest in Camden National Corporation.

Sincerely,

Karen W. Stanley
Chairman of the Board

Gregory A. Dufour
President and Chief Executive Officer

March 12, 2014

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD April 29, 2014

TO THE SHAREHOLDERS OF CAMDEN NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (the “Company”), will be held on Tuesday, April 29, 2014 at 3:00 p.m., local time, at Point Lookout Conference Center, 67 Atlantic Highway, Lincolnville, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting”) for the purpose of considering and voting upon the following matters:

(1)
Election of Directors.  To elect four persons to the Company’s Board of Directors, each to serve for a term of three years and until his or her successor is elected and qualified, as more fully described in the accompanying Proxy Statement.

(2)	Shareholder “Say-on-Pay.” To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers.

(3)
Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of Berry Dunn McNeil & Parker, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

(4)	Other Business. To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 3, 2014 as the record date (the “Record Date”) for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By Order of the Board of Directors,

John W. Holmes, Secretary
March 12, 2014

i

PROXY STATEMENT TABLE OF CONTENTS (continued)

EXECUTIVE OFFICER INFORMATION (continued)
Financial Highlights	16
Executive Summary	17
Compensation Committee Activity and Key Initiatives During 2013	17
Compensation Philosophy and Objectives	18
Role of the Compensation Committee	18
Role of Executives in Compensation Committee Deliberations	19
Interaction with Consultants	19
Compensation Committee’s Relationship with its Independent Compensation Consultant	19
Risk Review	20
Benchmarking Compensation	20
Elements of Compensation	21
Pay Mix	21
Base Salaries	22
Annual Cash Incentive Compensation	23
Long-Term Equity Compensation	24
Retirement and Other Benefits	26
Other Compensation and Benefits	27
Employment and Change in Control Agreements	27
Stock Practice and Policy	27
Tax and Accounting Consideration	28
Tabular Disclosures Regarding Named Executive Officers	29
Summary Compensation Table	29
Grants of Plan-Based Awards Table	30
Outstanding Equity Awards at Fiscal Year-End (Option Awards)	31
Outstanding Equity Awards at Fiscal Year-End (Stock Awards)	32
Option Exercises and Stock Vested Table	33
Pension Benefits Table	33
Change in Control Agreements	34
Potential Payments Upon Termination or Change in Control	35

STOCK OWNERSHIP AND OTHER MATTERS
Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers	36
Section 16(a) Beneficial Ownership Reporting Compliance	37
Solicitation of Proxies	37

ii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2014

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2014 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 29, 2014 at 3:00 p.m. local time, at Point Lookout Conference Center, 67 Atlantic Highway, Lincolnville, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting” or the “Meeting”).

Only shareholders of record as of March 3, 2014 will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for each of the four nominees to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date, 7,509,789 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting. The Notice of Annual Meeting of Shareholders (the "Notice of Annual Meeting"), Proxy Statement and Proxy Card were first mailed to the Company’s shareholders on or about March 24, 2014 to solicit proxies for the Annual Meeting.

Quorum and Vote Required
The holders of one-third of the total number of outstanding shares of Common Stock entitled to vote, present in person or by proxy, are required for a quorum at the Annual Meeting.

If a quorum is present at the Annual Meeting, a majority of shares cast at the Annual Meeting is required to elect each of the four director nominees, and an affirmative vote of a majority of the votes cast at the Annual Meeting is required for all other matters presented at the Annual Meeting.

A broker non-vote occurs when a broker indicates on the proxy card that it does not have discretionary authority as to certain shares to vote on a particular matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no impact on the outcome of Proposal 1, Proposal 2, or Proposal 3.

Voting
The Board of Directors recommends a vote “FOR” the election of all nominees for director; “FOR” approval of the compensation of the Company’s named executive officers; and “FOR” the ratification of the appointment of Berry Dunn McNeil & Parker, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not direct a vote for each proposal, your proxy will vote your shares “FOR” each of the proposals set forth in the Notice of Annual Meeting for which you do not make a selection.

It is not anticipated that any matters will be presented at the Meeting other than as set forth in the accompanying Notice of Annual Meeting. However, if any other matters are presented properly at the Meeting, the proxy will vote your shares in accordance with the recommendations of the Board.

Voting by Mail.  Shareholders can ensure that their shares are voted at the Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope.

Voting by Telephone or the Internet.  If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by the voting deadline set forth on the proxy card.

If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials supplied by your bank or broker.

Revocability of Proxies
A proxy may be revoked at any time before it is voted at the Annual Meeting by:

•	Filing a written revocation of the proxy with the Secretary of the Company, John W. Holmes, Two Elm Street, Camden, Maine 04843;

•	Submitting a new signed proxy card bearing a later date or voting again by telephone or Internet (any earlier proxies will be revoked automatically); or

•
Attending and voting in person at the Annual Meeting, provided that you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of the Company as indicated above.

If you hold your shares in the name of a bank, broker, or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 29, 2014:

The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013 are available free of charge at http://www.camdennational.com.

In addition, the Company will provide, without charge upon the written request of any shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2013. Requests should be directed to Camden National Corporation, Attn: Investor Relations, P.O. Box 310, Camden, Maine 04843.

PROPOSALS TO BE VOTED UPON AT ANNUAL MEETING

Election of Directors (Proposal 1)

The Company’s Board of Directors (the "Board") currently consists of eleven members. Under the Company’s Articles of Incorporation, the Board is divided into three classes, with approximately one-third of the directors standing for election each year. At the Annual Meeting, four directors will be elected to serve until the 2017 Annual Meeting of Shareholders and until each such director’s successor is duly elected and qualified. The Board has nominated Robert J. Campbell, Craig S. Gunderson, John W. Holmes and John M. Rohman for election as directors. For more information about our nomination procedures please see “Corporate Governance and Risk Committee” on page 9.

For more information about the background of each of the nominees for director, please see “Current Board Members” on page 6. If at the time of the Annual Meeting any of the nominees named above should be unable to serve, which event is not expected to occur, the discretionary authority provided in the proxy card will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

The Company’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. The number of shares voted “FOR” a director nominee must exceed the number of votes “WITHHELD” from that nominee. In a contested election, where the number of nominees exceeds the number of directors to be elected, the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. We expect this year’s election to be an uncontested election, and that the majority vote standard will apply. Under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Corporate Governance and Risk Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action, and the Board would act on the Corporate Governance and Risk Committee’s recommendation and publicly disclose its decision and the rationale behind it within 30 days from the date the election results are certified. All director nominees for the Annual Meeting are currently serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” ALL NOMINEES FOR DIRECTOR.

Non-binding Advisory Vote on Compensation of the Company's Named Executive Officers (Proposal 2)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K. As previously disclosed by the Company, the Board has determined that it will hold an advisory vote on executive compensation on an annual basis, and the next such shareholder advisory vote will occur at the 2015 Annual Meeting of Shareholders.

The resolution that is the subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

The Company has five named executive officers, Gregory A. Dufour, Deborah A. Jordan, Peter F. Greene, Timothy P. Nightingale and June B. Parent. The Company’s compensation program is designed to attract, motivate and retain its named executive officers, who are critical to the Company’s success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Company. Please see “Compensation Discussion and Analysis” beginning on page 16 for additional information about the Company’s executive compensation programs.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Camden National Corporation hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Board has appointed Berry Dunn McNeil & Parker, LLC (“BerryDunn”) as the Company’s independent registered public accounting firm for the year ending December 31, 2014. BerryDunn audited the Company’s financial statements for the year ended December 31, 2013, has audited the Company’s financial statements since the Company’s formation in 1985, and has served as Camden National Bank’s independent registered public accounting firm since 1980. Representatives of BerryDunn are expected to attend the Meeting. The representatives are expected to be available to respond to questions and will have an opportunity to make a statement, if they desire to do so.

The Company is asking shareholders to ratify the selection of BerryDunn as its independent registered public accounting firm (as it has done in prior years) because it believes it is a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain BerryDunn, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Services Rendered By and Fees Paid To Independent Registered Public Accounting Firm.  The following sections describe the services rendered by BerryDunn to the Company, and the fees paid by the Company to BerryDunn for such services, for the years ended December 31, 2013 and 2012. BerryDunn acted as independent registered public accounting firm for the Company for the years ended December 31, 2013 and 2012, and performed the Company’s audit services in fiscal years 2013 and 2012.

Audit Fees.  The aggregate fees for professional services rendered by the principal accountant, BerryDunn, for the audit of the Company’s annual financial statements in compliance with the Sarbanes-Oxley Act of 2002, internal control reporting under Sarbanes-Oxley Section 404, review of financial statements included in the Company’s Form 10-Qs, consent procedures, and audit requirements for the U.S. Department of Housing and Urban Development for supervised mortgagees were $209,900 and $209,000, for the years ended December 31, 2013 and 2012, respectively.

Audit-Related Fees.  The aggregate fees for assurance and related services rendered by BerryDunn related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2013 and 2012 were $13,200 and $12,700, respectively. These services related primarily to the audit of the Company’s qualified retirement benefit plan and routine consulting on accounting matters.

Tax Fees.  The aggregate fees for professional services rendered by BerryDunn for tax compliance, tax audit assistance, tax advice and tax planning for the years ended December 31, 2013 and 2012 were $4,400 and $2,000, respectively. The nature of the services comprising the fees disclosed under this category are review of compliance with reporting requirements.

All Other Fees.  There were no other fees for services rendered by BerryDunn other than those services covered above.

No services were rendered for financial information systems design and implementation or internal audit.

The Audit Committee of the Board pre-approves all services provided by BerryDunn. Each service to be provided by BerryDunn is presented for pre-approval at the Audit Committee’s regular meeting or presented to the Chair of the Audit Committee for pre-approval under delegated authority and presented to the Audit Committee at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3.

Other Matters

The proxy also confers discretionary authority with respect to any other business which may come before the annual meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

BOARD OF DIRECTOR AND CORPORATE GOVERNANCE INFORMATION

Current Board Members
Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The ages of the board nominees and continuing directors have been computed as of December 31, 2013. Camden National Bank ("Bank") and Acadia Trust, N.A. ("Acadia Trust"), are wholly-owned subsidiary of the Company.

		First Year Elected or Appointed as Director of the:
Name	Age	Company	Bank	Acadia Trust	Term Expires
Robert J. Campbell	65	1999	n/a	2001	2017
Craig S. Gunderson	50	2011	n/a	n/a	2017
John W. Holmes	68	1988	1988	n/a	2017
John M. Rohman	68	2010	2007	n/a	2017
Ann W. Bresnahan	62	1990	1990	2009	2015
Gregory A. Dufour	53	2009	2004	2006	2015
S. Catherine Longley(1)	60	2014	n/a	n/a	2015
David C. Flanagan	60	2005	1998	n/a	2016
James H. Page, Ph.D.	61	2008	n/a	n/a	2016
Robin A. Sawyer, CPA	46	2004	n/a	n/a	2016
Karen W. Stanley	68	2008	2010	2013	2016

(1)	Ms. Longley was appointed as a director of the Company by the Board in February 2014 to be effective April 1, 2014. Ms. Longley will serve until the 2015 Annual Meeting of Shareholders.

Board Nominees
Robert J. Campbell has been a Partner in the investment management firm of Beck, Mack & Oliver in New York, New York, since 1991. Mr. Campbell has served as board member of Enstar Group, Limited (NYSE: ESGR), since 2007, as Chairman of the Board since 2011, and as chair of the audit and investment committee. As a Rockport resident, Mr. Campbell serves on the investment committee for the Center for Furniture Craftsmanship and the Town of Rockport.

Craig S. Gunderson is President and Chief Executive Officer of Oxford Networks, headquartered in Lewiston, Maine. Prior to joining Oxford Networks in 2003, Mr. Gunderson was employed as Minnesota State Vice President for Frontier/Citizens Communications, where he was responsible for all facets of providing telecommunications services to 280,000 access lines in Minnesota and North Dakota. Mr. Gunderson serves as Chair of the board and Chair of the Compensation, Governance and Executive Committees and serves on the Planning and Finance Committees of St. Mary's Hospital in Lewiston.

John W. Holmes is President and majority owner of Consumers Fuel Company in Belfast, Maine, a position he has held since 1977. Mr. Holmes has previously served as a director on various other boards, including the Belfast Free Library, Mid Coast Mental Health, Maine Broiler Festival, Maine Energy Marketers Association, Belfast Planning Board, Eastern Maine Development Corp., and the Belfast and Moosehead Lake Railroad.

John M. Rohman was employed by WBRC ArchitectsEngineers, headquartered in Bangor, Maine from 1973 until 2011, most recently as Chairman of the Board. A longtime Bangor resident, Mr. Rohman has won many awards for his extensive public service and numerous board activities that focus on education, the arts, economic development, and public policy. Mr. Rohman’s past community involvement includes serving as a president of the Bangor Region Chamber of Commerce, director for the National Folk Festival in Bangor, the Bangor Symphony Orchestra, and Maine Crafts Association. He was also a member of the Bangor City Council and served as the mayor of Bangor in 2001. He is currently a Husson University trustee.

Continuing Directors
Ann W. Bresnahan has been a full time volunteer and civic leader since 1970. Ms. Bresnahan has served as trustee of PenBay Healthcare since 2005 and currently serves on the physicians and associates board. Ms. Bresnahan is a past chair of PenBay Healthcare Foundation and continues to serve as a board member. Her past community involvement includes Camden Outing Club, Owls Head Transportation Museum, The Hurricane Island Outward Bound School, The Ethel Walker School, and the First Congregational Church. She is currently treasurer and board member of Partners for Enrichment.

Gregory A. Dufour has been President and Chief Executive Officer of Camden National Corporation since January 2009. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and then in January 2006, he became President and Chief Executive Officer for Camden National Bank. He also serves on the Board of Directors of Camden National Bank and as Chairman of the Board of Directors of Acadia Trust. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller. Mr. Dufour serves as trustee and corporate secretary of PenBay Healthcare System in Rockport, Maine and as trustee of Saint Joseph’s College in Standish, Maine.

S. Catherine Longley is the Senior Vice President of finance and administration and Treasurer at Bowdoin College in Brunswick, Maine, a position she has held since 2002. Prior to joining Bowdoin College, Ms. Longley served as the commissioner of the Maine Department of Professional and Financial Regulation in the cabinet of former Governor Angus S. King, Jr. from 1995 - 2002. From 1983 - 1995, Ms. Longley practiced law at the firm of Verrill Dana LLP located in Portland, Maine as a partner in its corporate law department. Ms. Longley currently serves as a trustee of Wheaton College in Norton, Massachusetts, as a director of Maine Employers Mutual Insurance Company in Portland, Maine, and as a member of the subscribers advisory board to United Educators, a reciprocal risk retention group, in Chevy Chase, Maryland. Ms. Longley was appointed as a director of the Company by the Board in February 2014 to be effective April 2014.

David C. Flanagan is President of Viking Lumber, Inc. a family-owned lumber and building supply business with ten locations in mid-coast Maine, a position he has held since 1978. Mr. Flanagan also serves as President of Pine Tree Products, and is a member of the board of directors of the Waldo County Hospital and the Forest Society of Maine. Mr. Flanagan has also served as a member of the board of directors of the Waldo County YMCA for 18 years.

James H. Page, Ph.D. is the Chancellor of the University of Maine System, with responsibilities for its seven campuses, law school, and associated programs and facilities, a position he has held since 2012. Previously, Dr. Page was Chief Executive Officer of the James W. Sewall Company in Old Town, Maine, which provides comprehensive consulting services in forestry, engineering, and geographic information management for municipal government, utilities, and the natural resource industry prior to taking the chancellor’s position. Dr. Page joined the James W. Sewall Company in 1997 following a career in academia. Dr. Page has also been an Adjunct Professor as well as a member of the Board of Visitors at the University of Maine at Orono. He is the founding director of the Gulf of Maine Oceanographic Observing System. He is also an ex officio Board member of the Alfond Scholarship Program.

Robin A. Sawyer, CPA assumed the role of Vice President, Corporate Controller at WEX Inc. (NYSE: WEX) in April 2013. Prior to joining WEX Inc., Ms. Sawyer was the Vice President, Corporate Controller at Fairchild Semiconductor
(NYSE: FCS), a position she held from November 2002 through April 2013. In addition, from October 2005 to March 2006, she served as interim Co-Chief Financial Officer and as the Principal Financial Officer at Fairchild Semiconductor. Ms. Sawyer joined Fairchild Semiconductor in 2000 as Manager of Financial Planning and Analysis. From 1998 to 2000, Ms. Sawyer was employed by Cornerstone Brands, Inc. as Director of Financial Planning and Reporting. Prior to 1998, Ms. Sawyer worked at Baker, Newman & Noyes, LLC and its predecessor firm, Ernst & Young.

Karen W. Stanley was named Chairman of the Company and Chairman of Camden National Bank in May 2010. Ms. Stanley joined the Company’s Board of Directors in January 2008 following the acquisition of Union Bankshares Company, where she had been a Director since 2004. Previously, Ms. Stanley was co-owner of Stanley Subaru in Ellsworth, Maine from 1999 until February 2005. Ms. Stanley also served with Priority Management, an international training and development firm, as a member of the senior management team with their international headquarters. Prior to that, she served as Vice President, Personal Banking for Overseas Executives with Citibank N.A. Ms. Stanley began her career in sales with the Xerox Corporation. Ms. Stanley has served as the past Chair and is currently serving as trustee of Maine Coast Memorial Hospital. She also serves on the Maine Community Foundation board and the Ellsworth Business Development board.

Corporate Governance Information
We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our employees and officers. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Code of Conduct and Ethics on our website located at www.camdennational.com.

Leadership Structure
The leadership structure of the Company is determined by the Corporate Governance and Risk Committee. The Corporate Governance and Risk Committee nominate the directors to serve, including any management directors. Except for the Chief Executive Officer of the Company, all directors of the Company are considered “independent” directors. The Chairman of the Board is an independent director and, in accordance with the charter of the Corporate Governance and Risk Committee, serves as the Chair of the Corporate Governance and Risk Committee. Management directors do not serve as Chairs of any of the Board’s Committees nor do they regularly participate in the Corporate Governance and Risk Committee or Compensation Committee meetings. Upon a Chief Executive Officer’s retirement from his management role, his director role is concurrently retired as well. The Corporate Governance and Risk Committee nominate the Chairman role for election by the entire Board. The independent directors meet in executive session directly after board meetings periodically to ensure that there is adequate oversight of management and to ensure that there is ample time to assess the Company’s activities separate from management. The Corporate Governance and Risk Committee feel strongly that this leadership structure is prudent and provides sufficient segregation and independence.

Shareholder Communication with the Board
Our shareholders may communicate directly with the members of the Board of Directors by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual director.

Shareholder Director Nominations
Nominations for election to the Company’s Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these provisions, and may instruct the inspector of election to disregard all votes cast for such nominee. To date, no shareholder has proposed a candidate to our Board pursuant to our Bylaws. If a shareholder should propose a candidate, we anticipate that the Governance Committee would evaluate that candidate on the basis of the criteria noted above. For additional information, please refer to Section 2.1 of our Bylaws and to “Shareholder Proposals for Next Annual Meeting” below.

Shareholder Proposals for Next Annual Meeting
Shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company’s proxy statement and form of proxy for the 2015 Annual Meeting of Shareholders must be received by the Company by November 12, 2014. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a shareholder’s notice must be received by the Company no earlier than December 31, 2014 and no later than January 30, 2015.

Director Attendance at Meetings of the Board and its Committees and Annual Shareholder Meeting
During 2013, the Board of Directors of the Company held twelve regular meetings and three special meetings. Each of the directors attended at least 75% of the total number of meetings of the Company’s Board and the committees of the Company Board on which he or she served during the year, with the exception of Robert J. Campbell who attended 69% of the Company's Board and the committees of the Company Board meetings. Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend the meeting, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. In 2013, eight of the directors attended the annual meeting of shareholders.

The Board has five standing committees: an Audit Committee, a Compensation Committee, a Capital Planning Committee, a Technology Committee and a Corporate Governance and Risk Committee. The following table sets forth the members of the Board and the committees of the Board on which they served at December 31, 2013.

Name of Director	Corporate Governance and Risk	Audit	Compensation	Capital Planning	Technology
Non-Employee Directors(1):
Ann W. Bresnahan	Member	Member
Robert J. Campbell		Member		Chair
David C. Flanagan		Member	Chair
Craig S. Gunderson	Member		Member
John W. Holmes			Member
James H. Page					Chair
John M. Rohman	Member				Member
Robin A. Sawyer		Chair		Member
Karen W. Stanley	Chair		Member	Member
Employee Directors:
Gregory A. Dufour				Member	Member

(1)	Excludes Ms. Longley as she became a director of the Company effective April 1, 2014. Ms. Longley will serve as a member on the Company's Capital Planning Committee

Corporate Governance and Risk Committee
The Company believes that a key element of effective risk management is strong corporate governance, and accordingly has combined the oversight of these areas in a single committee, Corporate Governance and Risk Committee. This committee assists the Board of Directors by proposing director nominees to the Board; overseeing an annual evaluation of the Board, management and Board committees; overseeing the Company’s risk management program; and reviewing the adequacy of the Company’s Articles of Incorporation and By-laws.

The Corporate Governance and Risk Committee assists the Board of Directors by identifying and recommending individuals qualified to serve as directors of the Company, and as chairs and members of committees of the Board of Directors. The Corporate Governance and Risk Committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively.

The Corporate Governance and Risk Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominations made by directors, management and shareholders. To date, the Corporate Governance and Risk Committee has not engaged any third parties to assist in identifying candidates for the Board of Directors. In general, the Corporate Governance and Risk Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board. The Corporate Governance and Risk Committee has established minimum qualifications for recommended nominees that include evaluating nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience and their ability to represent and act on behalf of all shareholders, as well as the needs of the Board of Directors. In addition to any other standards, the Corporate Governance and Risk Committee may deem appropriate from time to time for the overall structure and composition of the

Board, the Corporate Governance and Risk Committee may consider the following factors when recommending that the Board select persons for nomination:

•
whether the nominee has direct experience in one of the following six areas: (1) accounting, (2) technology, (3) investment management/wealth management, (4) law/legal, (5) marketing, or (6) business management/business educator/CEO or in the financial services industry; and

•
although the Company does not have a diversity policy, the Corporate Governance and Risk Committee may consider whether the nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience and diversity in terms of gender, ethnicity and age.

The Corporate Governance and Risk Committee also oversee the risk management practices and oversight for the Company. The Corporate Governance and Risk Committee annually reviews the Company’s Risk Management Policy, and semi-annually the Risk Assessment Process, and then recommend the policy to the Board for approval. It is the intent of the Company and its Board of Directors to ensure, through this Policy, which identifies our major areas of risk, and related policies, procedures and programs to manage those risks, that it has a sound enterprise risk management program that identifies, measures, monitors, eliminates, mitigates and controls risk in the Company’s systems, processes, and people. Direct oversight and responsibility for the Company’s Risk Management Program is delegated to the Executive Vice President of Risk Management, who is a member of executive management. This structure reflects the Company’s commitment to risk management. The Executive Vice President of Risk Management reports to the President and Chief Executive Officer of the Company and provides reports and serves as management’s liaison to both the Corporate Governance and Risk Committee and the Audit Committee. The Company’s Risk Management Program is designed to provide sufficient information to management and the Board of Directors to assist them in properly and adequately evaluating the Company’s compliance with the Risk Management Program.

There can be no assurance that the Board’s risk oversight structure has identified and addressed every potential material risk, and there may be additional risks that could arise in the Company’s business. Both known and unknown risks could result in potential material financial and/or business losses despite the Board’s efforts to oversee risk.

The Corporate Governance and Risk Committee held six meetings during 2013. The Corporate Governance and Risk Committee operate under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Audit Committee
The Audit Committee assists the Board of Directors in overseeing, among other things, the integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants, and the performance of the Company’s internal audit function and independent accountants. The Audit Committee meets each quarter with the Company’s independent accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. On a quarterly basis, the Audit Committee also reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee oversees and approves the selection and performance of the internal auditors and reviews and approves the Company’s internal audit plan. Annually the Audit Committee also reviews and updates the Committee charter, reviews and evaluates Committee performance, and participates in the preparation of the audit report contained in this Proxy Statement.

The Audit Committee has established procedures for the receipt, treatment and retention of complaints on a confidential basis. We encourage employees and third-party individuals and organizations to report concerns about our internal accounting controls or auditing matters. The Audit Committee Complaint Procedures are reviewed and approved annually by the Audit Committee, a copy of which is available on the company’s website at www.camdennational.com.

The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards. Additionally, the Board of Directors has determined that Ms. Sawyer, CPA, qualifies as an “audit committee financial expert” as defined by the SEC rules. This Committee met nine times during 2013. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Report of the Audit Committee
In accordance with the Audit Committee charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for 2013.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board’s (“PCAOB”) Interim Auditing Standards, Communications with Audit Committees, and related interpretations and rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence, and concluded that the auditors are independent.

During 2013, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company for 2013 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission. Respectfully submitted by the members of the Audit Committee of the Board:
Robin A. Sawyer, CPA, Chairperson
Ann W. Bresnahan
Robert J. Campbell
David C. Flanagan

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee
The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to compensation of the Company’s directors and executives, and oversees the Company’s overall compensation and benefit programs. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews components of the compensation plans for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives, benefits and other elements of compensation. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, and how each of the elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.

The Compensation Committee met ten times during 2013. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Messrs. Flanagan (Chair), Gunderson, and Holmes and Ms. Stanley served as members of the Compensation Committee. No member of the Compensation Committee was an officer, employee or former employee of the Company, or had any relationship with the Company requiring disclosure herein.

Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Flanagan, Gunderson, and Holmes and Ms. Stanley. None of these persons has served as an officer or employee of the Company. None of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

Capital Planning Committee
The Capital Planning Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of capital for the Company and its subsidiaries, and coordinates capital generation and deployment activities. The Committee is also responsible for ensuring compliance with regulations pertaining to capital structure and levels. This Committee met three times during 2013.

Technology Committee
The Technology Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of technology efforts to meet current strategic needs as well as position itself to anticipate future requirements that are a result of organizational growth and technology innovations. This Committee met four times during 2013.

Director Qualifications and Experience
The table below identifies the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that each director nominee should serve as a director of the Company. For each director who is not standing for election, the following table identifies the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Corporate Governance and Risk Committee and the Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting. This information supplements the biographical information provided above. In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its shareholders.

	A. Bresnahan	R. Campbell	G. Dufour	D. Flanagan	C. Gunderson	J. Holmes	S.C. Longley	J. Page	J. Rohman	R. Sawyer	K. Stanley
Diversity
Male		✓	✓	✓	✓	✓		✓	✓
Female	✓						✓			✓	✓
Business Experience
General Business Acumen	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Services Industry Knowledge		✓	✓				✓			✓	✓
Experience in Managing Growth			✓	✓	✓	✓		✓	✓	✓	✓
Experience in Organization Development	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓
Executive Experience & Knowledge	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Service Experience		✓	✓
Audit, Compensation or Corporate Governance Experience	✓	✓	✓		✓		✓			✓	✓
Regulatory Experience		✓	✓		✓		✓			✓	✓
Large Shareholder Relationship Experience		✓	✓		✓
Well Connected to the Community	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Professional Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Collegiality	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Industry Experience
Accounting			✓							✓
Merchandising				✓		✓					✓
Insurance		✓					✓
Technology			✓		✓			✓	✓
Asset Management	✓	✓	✓							✓
Community Relations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Law							✓
Management		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Board Evaluations
Each year, each committee completes a self-assessment of the committee’s performance and reports the findings to the full Board. All nominees who are members of the Board are peer evaluated and complete a self-evaluation which is reviewed by the Corporate Governance and Risk Committee when recommending a slate of candidates to be nominated by the full Board. Finally, on a periodic basis, Board members complete a confidential survey provided through an outside firm which solicits feedback from our directors with respect to the effectiveness of the Board.

Mandatory Director Retirement
The Company has a policy that requires directors to retire from the Board of Directors immediately upon reaching the age of 72.

Director Stock Ownership Guidelines
The Company’s Bylaws require directors to beneficially own shares of stock of the Company having a market value of $50,000 (“Qualifying Shares”). The Board of Directors may, in its discretion, permit a director to satisfy the Qualifying Shares requirement by agreeing to purchase, within 90 days of such person’s election as a director, at least 100 shares of stock of the Company and applying 100% of such person’s directors fees, after taxes, to purchasing the balance of the Qualifying Shares, subject to trading window requirements.

Director Independence
Our Board has determined that the following directors, constituting ten of the Company’s eleven directors, are each an “independent director” as such term is defined in NASDAQ’s listing standards: Messrs. Campbell, Flanagan, Gunderson, Holmes, Page and Rohman and Mses. Bresnahan, Longley, Sawyer, and Stanley. Our Board also has determined that each member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Risk Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the Securities and Exchange Commission, the Internal Revenue Service, and applicable committee charters.

Director Compensation
The following table shows, for the year ended December 31, 2013, information on compensation earned by or awarded to each non-employee director who served on the Company’s Board during 2013.

Name	Fees Earned or Paid in Cash by Company ($)	Fees Earned or Paid in Cash by Subsidiaries ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(1) ($)	All Other Compensation ($)	Total ($)
Ann W. Bresnahan	$28,475	$9,200	(2)	$—	$—	$—	$—	$—	$37,675
Robert J. Campbell	19,825	9,200	(2)	—	—	—	—	—	29,025
David C. Flanagan	39,425	2,500	(3)	—	—	—	—	—	41,925
Craig S. Gunderson	29,450	—		—	—	—	—	—	29,450
John W. Holmes	27,450	1,500	(3)	—	—	—	—	—	28,950
James H. Page	22,170	2,000	(3)	—	—	—	—	—	24,170
John M. Rohman	27,165	—		—	—	—	—	—	27,165
Robin A. Sawyer	32,320	—		—	—	—	—	—	32,320
Karen W. Stanley	46,340	11,670	(2)(4)	—	—	—	—	—	58,010

(1)
We maintain a Directors Deferred Compensation Plan. Under this plan, deferred amounts are valued based on corresponding investments in certain investment funds which may be selected by the director. No plan earnings are considered to be “above-market” or “preferential” and as such no amounts are reported in this column.

(2)	Fees received as a director of Acadia Trust.

(3)	Committee fees received from Camden National Bank.

(4)	Fees received as chairman of Camden National Bank.

Director Retainer and Meeting Fees
Directors who are also employees do not receive any compensation for serving as directors or as members of committees. In 2012, the Compensation Committee researched and analyzed director compensation utilizing compensation surveys and comparing to the Company's proxy peer group. The analysis was also reviewed by the compensation consultant at that time, and the following retainer and meeting fees were approved by the Board of Directors effective January 1, 2013:

Compensation Components	Annual Retainer		Meeting Fee
	Chair	Member
Camden National Corporation Board of Directors	$15,000	$8,750	$1,000
Camden National Bank Board of Directors
Directors of Bank only	—	5,600	600
Directors of both the Company and Bank	10,000	—	—
Acadia Trust Board of Directors	10,000	5,600	600
Audit Committee	7,500	—	825
Compensation Committee	7,500	—	825
Other Committees including: (i) Capital Planning; (ii) Corporate Governance and Risk; (iii) Technology; and (iv) Camden National Bank Committees	—	—	500

Directors Deferred Compensation Plan
The Company maintains a Directors Deferred Compensation Plan under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual retainer and/or chair and meeting fees. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur no later than the tenth anniversary of the director’s separation from service. Deferred amounts are valued based on corresponding investments in certain investment funds (similar to those offered in our Company’s 401(k) Plan) which may be selected by the director. The Directors Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee.

Related Party Transactions
No nominee for director, other continuing director or executive officer of the Company engaged in any transaction, or series of transactions, with the Company or any of its subsidiaries during 2013 in which the amount involved, exceeded or exceeds $120,000, other than the financial transactions described below.

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, loan transactions with one or more of the Company’s subsidiaries. As of December 31, 2013, the outstanding loans, including unused commitments, by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $17.4 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Regulation O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We have adopted written policies to implement the requirements of Regulation O, which restricts the extension of credit to directors and executive officers and their family members and other related interest. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors of the appropriate subsidiary. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

EXECUTIVE OFFICER INFORMATION

Current Executive Officers
The Executive Officers of the Company and Bank, and their ages as of December 31, 2013 are:

Name	Position with Company or Bank	Age
Gregory A. Dufour	President and Chief Executive Officer	53
Joanne T. Campbell	Executive Vice President, Risk Management	51
Peter F. Greene	Executive Vice President, Operations and Technology	54
Deborah A. Jordan, CPA	Executive Vice President, Chief Financial Officer	48
Timothy P. Nightingale	Executive Vice President, Senior Loan Officer	56
June B. Parent	Executive Vice President, Retail Banking	50

Gregory A. Dufour has served as President and Chief Executive Officer of the Company since January 2009. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and then in January 2006, he became President and Chief Executive Officer for Camden National Bank. He also serves on the Board of Directors of Camden National Bank and as Chairman of the Board of Directors of Acadia Trust. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller. Mr. Dufour serves as trustee and corporate secretary of PenBay Healthcare System in Rockport, Maine and as trustee of Saint Joseph’s College in Standish, Maine.

Joanne T. Campbell joined the Company in 1996 as Vice President, Manager of Residential Real Estate. She was promoted to Senior Vice President, Compliance, Audit & CRA in 2002, and then to Senior Vice President, Risk Management in 2005 and more recently to Executive Vice President in January 2011. As of January 2008, Ms. Campbell’s responsibilities expanded to include all areas of Risk Management for the Company. Ms. Campbell currently serves as Chair of the board for Community Housing of Maine, President of Camden Affordable Housing Organization, Chair of Town of Camden Housing Committee, and a member of the ABA Risk Management Forum Advisory Board.

Peter F. Greene joined the Company in January 2008 with the acquisition of Union Bankshares Company. Mr. Greene joined Union Trust Company in 1982 and was promoted to Senior Vice President, Senior Bank Services Officer in 1999 and to Senior Vice President, Chief Administrative Officer in 2003, a position he held until he joined the Company as Senior Vice President of Operations and Technology. In January 2011, he was promoted to Executive Vice President. Mr. Greene currently serves on the Grant Committee for the Washington County Fund of the Maine Community Foundation.

Deborah A. Jordan joined the Company in September 2008 as Senior Vice President, Chief Financial Officer, and Principal Financial and Accounting Officer and was promoted to Executive Vice President in January 2011. Ms. Jordan was previously Executive Vice President and Chief Financial Officer of Merrill Merchants Bancshares, Inc. in Bangor, Maine, from January 1993 to August 2008. Ms. Jordan worked at Arthur Andersen & Co. from 1987 to 1992. Ms. Jordan currently serves on the Boards of the Camden Public Library and Seven Islands Land Management Company.

Timothy P. Nightingale joined the Company in March 2000 as Regional Vice President of UnitedKingfield Bank. In 2001, Mr. Nightingale was named Senior Lending Officer at UnitedKingfield Bank and promoted to Senior Vice President in 2003. In September 2006, the Company merged UnitedKingfield Bank into Camden National Bank, at which time Mr. Nightingale was named Senior Vice President, Senior Lending Officer for Camden National Bank. In January 2011, he was promoted to Executive Vice President. Mr. Nightingale serves on the board of directors for Maine Technology Institute and is a member of the Bank Advisory Committee for the Finance Authority of Maine.

June B. Parent rejoined the Company in July 1995 and was promoted to Vice President of Human Resources in 1999. In December 2003, she made a career change to the retail banking division of the Bank and was promoted to Senior Vice President and Senior Retail Banking Officer. In January 2011, she was promoted to Executive Vice President. Ms. Parent is a past Board President of the Penobscot Bay Regional Chamber of Commerce and serves on the New England Insurance Trust.

All of the executive officers will hold office at the discretion of the Company’s Board of Directors. There are no arrangements or understandings between any of the directors, or officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers. There are no “family relationships” among the directors and executive officers, as the Commission defines that term.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis that immediately follows this report, required by Item 402(b) of SEC Regulation S-K. Based on the review and discussion, the Compensation Committee recommended to the Board that the 2013 Compensation Discussion and Analysis be included in the Proxy Statement and incorporated as referenced in our Annual Report on Form 10-K for the year ended December 31, 2013. Respectfully submitted by the members of the Board Compensation Committee:

David C. Flanagan, Chairman
Craig S. Gunderson
John W. Holmes
Karen W. Stanley

Compensation Discussion and Analysis

Overview
Our compensation structure reflects our commitment to link pay to performance, protect shareholder interests, and provide market-based compensation that will attract and retain highly talented executives critical to the success of the Company. The structure emphasizes at-risk incentive awards that vary with our financial results, and the award criteria are based on achieving our strategic plan initiatives. The Compensation Committee (the "Committee") evaluates the Company’s compensation programs and related components on an ongoing basis and makes adjustments to our compensation structure, consistent with our compensation philosophy and objectives, as the Committee determines to be appropriate to maintain the Company’s competitive position. The Committee intends this Compensation Discussion and Analysis to provide full, transparent disclosure of what we believe to be a comprehensive, carefully designed compensation structure which drives long-term shareholder value. Addressed in the discussion are the compensation determinations for the Company’s named executive officers and the rationale for those determinations. Starting on page 29 are compensation tables for the named executive officers that provide more detailed information.

Financial Highlights
For the year ended December 31, 2013, the Company reported net income of $22.8 million and diluted earnings per share of $2.97, compared to net income of $23.4 million and diluted earnings per share of $3.05 in 2012. The Company achieved several milestones in 2013 with the successful integration of the 14 branches acquired from Bank of America, which added $287.6 million of low cost deposits and expanded our market footprint in Maine. In October 2013, the Company completed the divestiture of its five Franklin County branches, which included the sale of $46.0 million of loans and $80.4 million of deposits. Additional 2013 key highlights include:

•
The Company achieved organic loan growth of 4% during 2013, after adjusting for the impact of the Franklin County branch divestiture. The Company's core deposits increased 1% during 2013, after adjusting for the impact of the Franklin County branch divestiture, while our core deposits mix improved now representing 76% of total deposits.

•
The Company's 2013 net income decreased $645,000 compared to 2012 primarily as a result of a goodwill write-down of $2.8 million, partially offset by an after-tax gain of $1.5 million recognized on the Franklin County branch divestiture.

•	The Company achieved a return on average assets of 0.88% for 2013 compared to 0.98% for 2012 and a return on average shareholders' equity of 9.74% for 2013 compared to 10.31% for 2012.

•
The Company's efficiency ratio increased during 2013 to 62.78% compared to 57.45% for 2012. The increase was anticipated as operating costs grew primarily due to the 14 branches acquired in the fourth quarter of 2012 and the Company's work to integrate the new branches continued into 2013.

•	The Company declared dividends of $1.08 per share during 2013, which is an increase of $0.08 per share, or 8%, compared to 2012.

Executive Summary
The Committee believes executive compensation should be linked with the Company’s performance and aligned with the interests of the Company’s shareholders. In addition, executive compensation should be designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

One of the Committee’s goals is to focus management on the Company’s long-term performance. The Committee believes long-term equity awards are effective tools for aligning management and shareholder interests in order to increase overall shareholder value. In addition, the named executive officers are responsible for implementing long-term initiatives for the Company that, by definition, take more than one fiscal year to accomplish. Stability and continuity among the named executive officers aids the Company in its implementation of such long-term initiatives. However, a portion of the named executive officers’ annual compensation is also linked to the short-term success of the Company in order to motivate and reward executives to achieve Company objectives and to attract and retain high caliber talent.

Compensation Committee Activity and Key Initiatives During 2013
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company held an advisory vote on the compensation of its executive officers (“Say-on-Pay”) at the 2013 annual shareholders meeting. The Company’s shareholders approved the compensation of our named executive officers, with over 93% of shareholder votes cast in favor of the say-on-pay resolution. As we evaluated our compensation practices throughout fiscal 2013, we were mindful of the strong support our shareholders expressed for our philosophy of linking compensation to performance and the interests of the Company’s shareholders. As a result, the Committee continues to apply the same principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder feedback in the future.

The Committee evaluates existing compensation program components on an ongoing basis to maintain the Company’s competitive position and to meet the goal of attracting, motivating, and retaining key executives. In 2013, the Committee met ten times and completed the following initiatives:

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Engaged Independent Compensation Consultant — The Committee engaged McLagan, an Aon Hewitt company, ("McLagan") through April 2013 and in May 2013 engaged Pearl Meyer & Partners ("PM&P") to serve as the compensation consultant to the Committee. In 2013, McLagan and PM&P provided guidance in several critical areas such as impact of regulation on compensation and incentive practices, benchmarking and best practice analysis, director and executive compensation, regulatory reporting support, peer group analysis, policy and procedure review, and trends and changes.

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Defined Contribution Retirement Plan ("DCRP") — The Committee recommended, and the Board approved, an amendment to the DCRP in February 2013. The DCRP was amended to offer participants the option of installment stock distributions over either five, ten, or fifteen years at the time of retirement, in addition to the lump sum stock distribution currently in the Plan.

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Executive Deferred Compensation Plan (“EDCP”) — The Committee recommended, and the Board approved, an amendment to the EDCP in February 2013 to permit discretionary supplemental Company contributions on behalf of participants.

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Review of Incentive Payouts, Restricted Stock Grants and Stock Option Awards — The Committee reviewed management’s recommendation and approved non-executive incentive plan payouts. In 2013, the Committee recommended, and the Board approved, granting restricted stock to high performers at the vice president and senior vice president levels. Restricted stock is granted to motivate and retain top performers by providing stock ownership without purchase requirements. In 2013, stock options were granted to certain individuals at the vice president level at the time of hire.

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Review of Executive Incentive Plan (“EIP”) — The Committee reviewed the payout levels and the Company-wide performance against performance measures set for 2012 and recommended to the Board an award incentive under the 2012 EIP to executive officers at the 101% performance level (see Annual Cash Incentive Compensation on page 23). The Committee also reviewed and approved the EIP participants and targets for 2013.

•	Approval of 2010 Long-Term Performance Share Plan Payout ("2010 LTIP") — The Committee reviewed and approved the payout under the 2010 LTIP for the 2010 – 2012 performance period.

•	Approval of 2013 Long-Term Performance Share Plan ("2013 LTIP") — The Committee reviewed and approved the key metrics for the 2013 LTIP for the 2013 – 2015 performance period.

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Risk Review — In 2012, the Committee conducted a comprehensive review of the Company’s executive compensation policies and practices and determined that such policies and practices are in compliance with regulatory guidance, appropriately balance risk and reward, and do not encourage excessive risk taking. Since the comprehensive review in 2012, minimal changes were made to the executive compensation policies and practices.

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Peer Performance Review — The Committee, with the assistance of its independent compensation consultant, reviewed the Company’s peer group used in comparing executive and director compensation and made no changes to the 2013 peer group.

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Post-Retirement Medical Insurance — The Committee evaluated this benefit and recommended an approach of phasing out this benefit for future participants with no impact on current recipients and certain grandfathered employees. The amendment to the plan will be effective in 2014.

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Revised Non-Executive Incentive Plans — The Committee approved two revised incentive plans: the Commercial Banking Incentive Plan and the Acadia Trust Professional Incentive Plan. These plans are designed to attract, motivate and retain talent while promoting behaviors that directly impact the Company’s ability to achieve its financial goals while managing risk and reward.

Compensation Philosophy and Objectives
The Committee’s compensation philosophy is to attract and retain highly qualified executives by providing a mix of salary and incentives that appropriately motivate executives while also maximizing shareholder value. This is achieved by establishing meaningful performance goals that discourage risk related behaviors, and ensuring executives have comprehensive knowledge of the total compensation package. The executive compensation programs have been designed to:

•	Provide competitive base salaries and short- and long-term incentives that align executives’ interests with the Company’s short- and long-term financial goals;

•	Drive performance and motivate executives toward the goal of enhancing long-term shareholder value;

•	Balance cash and equity compensation with a focus on increasing an executive’s equity ownership over time;

•	Attract and retain highly-qualified executives needed to achieve strategic goals, and maintain a stable executive management group; and

•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business.

Decisions regarding executive compensation are evaluated in light of the Company’s past performance, local and regional job market availability for each position, economic conditions in the state of Maine, and the Company’s short- and long-term business plans. Moreover, the Committee’s goal is to review and analyze each element of compensation, considering the entire compensation package. The Committee seeks to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Role of the Compensation Committee
The duties and responsibilities of the Compensation Committee include, among other things, overseeing the Company’s overall executive compensation philosophy, measuring performance with respect to established goals and objectives, designing the components of executive compensation, reviewing the Company’s executive compensation plans and the risks these plans pose to the Company, and establishing compensation for the Company’s named executive officers. The Committee is currently composed of four independent directors, Messrs. Flanagan (Chair), Gunderson, and Holmes and Ms. Stanley.

The Committee assists the Board in discharging the Board’s responsibilities related to compensation of directors and executive officers, and oversees the Company’s total compensation, benefits and rewards programs. The Committee also oversees the preparation of executive compensation disclosures for inclusion in the Company’s annual proxy statement. The Committee makes compensation decisions for the Company’s named executive officers, including the establishment of frameworks for how executives will be compensated, and approves equity awards at the executive and non-executive levels.

The Committee receives recommendations concerning these matters from the CEO for executive officers and all other employees, other than the CEO. For non-executive officers, the CEO is responsible for establishing the framework, including salary adjustments and annual equity and non-equity incentive plan award amounts, on how these individuals will be compensated. Decisions regarding non-equity compensation for non-executive officers are made by the CEO in conjunction with members of executive management. These decisions are ultimately presented to the Committee for review. As is the case with the executive officers, the Committee can exercise its discretion in modifying recommended adjustments or awards for these individuals.

The Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Role of Executives in Compensation Committee Deliberations
The Company’s management provides information and input, as requested by the Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Committee. The Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Committee members are allowed to vote on decisions regarding executive compensation.

In 2013, Carolyn C. Crosby, Senior Vice President, Human Resources Director, served as management’s liaison to the Compensation Committee. Ms. Crosby assisted in the administration of executive compensation programs, prepared Committee and Board meeting materials, worked with consultants and legal counsel engaged by the Committee, and performed work as requested, including the preparation of peer analyses, based on a peer group selected by the Committee. The Chief Financial Officer of the Company, Deborah A. Jordan, provided the Committee with a quarterly update of the Company’s financial performance measures under the short- and long-term incentive programs. The President and CEO of the Company, Gregory A. Dufour, occasionally attended portions of the meetings at the invitation of the Committee’s Chairman, and made recommendations with respect to base salary, annual incentives, and equity compensation for executive officers who report to him. Mr. Dufour was not present at any Committee meetings in which his compensation was discussed or voted on.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Committee’s deliberations or vote. Only Committee members vote on decisions regarding executive compensation. The Committee periodically meets in executive session without management present.

Interaction with Consultants
The Committee utilizes the services of various consultants when deemed appropriate. The Company’s primary legal counsel for compensation-related matters, Goodwin Procter LLP ("Goodwin Procter"), has assisted for a number of years by providing legal review of compensation plan documentation, as well as assistance on compensation-related regulatory filings. For the 2013 fiscal year, McLagan assisted the Company with a review of its proxy disclosure. In May 2013, the Committee engaged the consulting services of PM&P to conduct compensation reviews for executives and directors, to conduct a thorough review of total compensation, to ensure the Company’s pay practices are competitive, fit within the Company’s compensation philosophy, and comply with regulatory guidance. The Committee has also used the services of several attorneys, such as with amendments to the DCRP, by Bernstein, Shur, Sawyer & Nelson, P. A., to ensure compensation plans and programs are properly administered, documented, and meet legal and regulatory requirements.

Compensation Committee's Relationship with its Independent Compensation Consultant
The Committee considered the independence of McLagan, PM&P and Goodwin Procter in light of Securities and Exchange Commission ("SEC") rules and NASDAQ rules for compensation committees and compensation consultants, legal counsel and other advisers. The Committee received letters of independence from McLagan, PM&P, and Goodwin Procter addressing the following factors: (1) other services provided to the Company; (2) fees paid by the Company as a percentage of total revenue; (3) policies or procedures maintained by vendor that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisers and a member of the Committee; (5) any Company stock owned by the senior advisers; and (6) any business or personal relationships between our executive officers and the senior advisers. The Committee discussed these considerations and concluded that the work performed by McLagan, PM&P, Goodwin Procter, and the senior advisers involved in the engagements did not raise any conflict of interest.

Risk Review
The Company evaluates its incentive plans to ensure risk management processes, risk mitigation practices and the internal control structure are in place to maintain the Company’s risk profile within acceptable limits and ensure employees are not incented to take excessive risk positions. The most recent risk analysis was conducted in 2012 and minor changes were made to the plans in 2013. Based upon the 2012 review, the triggers that drive the awards, the business planning and budgeting processes, the internal controls which support the accurate reporting of actual results, and the risk management processes and mitigating features that ensure management operates within established risk tolerance guidelines, it was determined that the Company’s incentive plans do not lead to excessive risk taking pursuant to industry standards. Additionally, the Committee believes that the plans lead to long-term value creation for the Company and demonstrate compliance with regulatory guidance on incentive compensation practices.

Benchmarking Compensation
The Committee utilizes appropriate benchmarks for compensation analyses as an effective method for evaluating executive and director compensation. Accordingly, at least every two years the Committee engages the compensation consultant to conduct market competitive reviews which include an assessment of compensation compared to market (i.e., industry-specific surveys and proxy peer group, where applicable), recommendations for total compensation opportunity guidelines (i.e. base salary, annual and long-term incentive targets), and a high level assessment of performance relative to peers. The Committee uses this information to determine appropriate salary and incentives levels for executive officers and directors.

The financial performance and compensation peer group is made up of: (1) Maine-based publicly-traded financial institutions; and (2) New England and Upstate New York based publicly-traded institutions with assets between $1 billion and $5 billion. The peers selected by the Committee, with the assistance of McLagan, share similarities in size, efficiency ratio, return on assets, and return on equity. This peer group meets the goal of comparing executive and director compensation with comparable institutions whose managers and directors are overseeing and managing similarly-sized balance sheets and constituencies with which the Company may compete to attract and retain executive talent.

The members of the 2013 peer group include:

Alliance Financial Corporation	Enterprise Bancorp, Inc.	Provident New York Bancorp
Arrow Financial Corporation	Financial Institutions, Inc.	Rockville Financial, Inc. (MHC)
Bar Harbor Bankshares	First Bancorp, Inc.	Tompkins Financial Corporation
Berkshire Hills Bancorp, Inc.	Hingham Institution for Savings	TrustCo Bank Corp NY
Brookline Bancorp, Inc.	Independent Bank Corp.	United Financial Bancorp, Inc.
Canandaigua National Corporation	Merchants Bancshares, Inc.	Washington Trust Bancorp, Inc.
Century Bancorp, Inc.	Meridian Interstate Bancorp, Inc. (MHC)	Westfield Financial, Inc.

The Committee’s competitive pay objective for executive compensation is to pay at or as near as possible to the 50th percentile compared to market. Compensating at this level is necessary to attract and retain the executive talent needed to fulfill the Company’s strategic objectives. This pay range was also selected as being representative of compensation levels that are more equivalent to our markets and to our competitors. To ensure the Company remains competitive, the Committee established a goal to more closely align total compensation to the 50th percentile of market.

In the third quarter of 2013, the Committee engaged PM&P to conduct an overall compensation review of executive compensation. The study indicated that 2013 base salaries for the named executive officers were within competitive range (+/- 15% of the market median), and total compensation levels were positioned between the 40th and 65th percentiles. The Committee will continue to make compensation adjustments, based on performance, where applicable, for alignment with the competitive market.

Elements of Compensation
In 2013, the compensation for the named executive officers comprised the following elements:

Element	Description	Primary Objectives
Base salary	Fixed cash payment reflecting executive’s responsibilities, performance and expertise.	• Provide basic level of compensation
• Recruit and retain executives
Executive Incentive Plan (“EIP”)	Annual cash incentive which is contingent on achievement of Company and individual performance goals related to the current fiscal year.	• Encourage and reward individual and overall Company performance relative to current plans and objectives.
Long-Term Performance Shares (“LTIP”)	Executives can earn a number of shares (from zero to 200% of the target award) based upon Company’s achievement of performance objectives over a three-year performance period.	• Align the interests of executives with shareholders.
• Promote achievement of long-term financial and strategic objectives.
Management Stock Purchase Plan (“MSPP”)	Executives and officers at the level of Vice President and above receive restricted shares in lieu of a portion of annual incentive at a discount. Vest over two years.	• Retention
• Promote stock ownership
Restricted Stock Awards	Restricted stock awards, which typically vest over three years. Executives and officers at the level of Vice President and above awarded restricted stock.	• Retention
• Promote stock ownership
Stock Options	Executives and officers at the level of Vice President and above awarded options to purchase shares of common stock at fixed prices. Typically vest over five years.	• Retention
• Promote stock ownership
• Align the interests of executives with shareholders.
Retirement and other benefits	Deferred compensation, retirement plans, retiree medical and other benefits.	• Retention
• Competitiveness
• Financial security
Change in control agreements	Severance benefits in the event of a termination of employment in connection with a change in control.	• Retention
• Competitiveness
Pay Mix
A significant portion of the CEO total compensation is in the form of incentive, or “at-risk” compensation, which will vary annually based on performance. The chart below shows (based on 2012 data) that the average pay mix for the CEO reflects a slightly higher portion of variable pay compared to recent peer practices.

Base Salaries
Base salaries are an essential recruitment and retention tool and balance the need to attract and retain talented executives with the cost to our Company and the impact on shareholder value. Base salaries are set at a level that is competitive and appropriate for the market, but conservative to allow for significant performance-based compensation in addition to base salary. Base salaries, which are based on an executive’s expected performance against specific job criteria for the current period, are viewed in the context of “total compensation.” The Company’s financial performance, as well as market conditions impact decisions on base salaries for named executive officers. Non-cash fringe benefits (e.g., insurances, 401(k) plan benefits) must also be in a competitive range so that both cash and non-cash elements allow the Company to attract and retain top quality executives. We meet these objectives by offering competitive base salaries with periodic adjustments based on peer-group market analysis and a comprehensive employee benefit package, in addition to the other elements of executive compensation described herein.

Compensation of the Chief Executive Officer and Named Executive Officers — The CEO’s base salary is reviewed annually by the Committee in light of (1) overall Company performance; (2) performance against written goals and objectives; and (3) a comparison to the compensation of chief executive officers in other similar companies of comparable size and performance characteristics.

2013 Salary — In 2013, Mr. Dufour’s base salary was increased from $390,000 to $400,000 as a result of accomplishing strategic and individual goals, such as successfully negotiating and completing the acquisition of 14 branches in October 2012, upgrading the Company's ATM infrastructure, exceeding the 2012 net income budget, continued advancement of technology, investing in leadership development and core education programs, and educating employees on the long-term strategic vision of the organization. It was the intent of the Committee to increase Mr. Dufour's base salary to the 50th percentile of the peer group; however, Mr. Dufour voluntarily limited the salary increase for 2013.

All other named executive officers’ base salaries are reviewed annually and recommendations are made to the Committee by the CEO. Recommendations are based on (1) overall Company performance; (2) performance against written goals and objectives; (3) increase in areas of responsibility; and (4) a comparison to the compensation of comparable executive officers in other companies of similar size and performance characteristics. The Committee is proactively making these salary adjustments to ensure that the Company competitively compensates and retains executive management. Based on individual performance reviews, and peer group and market comparisons, increases were made to base salary for each executive officer ranging from 2.9% to 8.1% as reported below. In 2013, the Committee provided a larger base salary increase for Ms. Parent in part to bring her closer to the 50th percentile identified by competitive market data. The competitive compensation analysis, conducted by McLagan in 2012, concluded that the overall salaries for each of the Company's named executive officers are within a market competitive range (defined as +/- 15% of the peer median).

2014 Salary — Effective February 23, 2014, Mr. Dufour’s base salary was increased to $420,000 as a result of accomplishing strategic and individual goals, such as the successful integration of 14 branches, the divestiture of the five Franklin County branches; continued advancement of technology including the upgrade of the Company’s Smart ATM infrastructure and on-line account opening; and investing in leadership development and core education programs. Mr. Dufour’s performance-based merit increase is consistent with the general employees performance-based merit increases. In addition to Mr. Dufour’s performance-based merit increase of 2.25%, the Committee approved a 2.75% range adjustment for Mr. Dufour to better align his base salary with market and narrow the gap to the 50th percentile. The Committee is proactively making this range adjustment to ensure the Company's ability to competitively compensate and retain executive management.

All other named executive officers’ base salaries are reviewed annually and recommendations are made to the Compensation Committee by the CEO. Based on individual performance reviews and peer group comparisons, the following increases were made to base salary for each executive officer, which is consistent with the general employee performance-based merit increases of 2.25%.

Name	Position	Base Salary 2/26/12	Base Salary 2/25/13	% Increase 2013 Over 2012	Base Salary 2/23/14	% Increase 2014 Over 2013
Gregory A. Dufour	President & CEO	$390,000	$400,000	2.6%	$420,000	5.0%
Deborah A. Jordan	EVP & CFO	216,300	225,000	4.0%	230,000	2.2%
Peter F. Greene	EVP Operations/Technology	175,759	185,000	5.3%	189,000	2.2%
Timothy P. Nightingale	EVP Senior Loan Officer	209,000	215,000	2.9%	220,000	2.3%
June B. Parent	EVP Retail Banking	177,688	192,000	8.1%	197,000	2.6%

Annual Cash Incentive Compensation
The Executive Incentive Plan (“EIP”) is intended to motivate executives to reach or exceed the annual fiscal targets set in strategic and operating plans, as well as to achieve individual performance goals. Named executive officers, as well as others selected by the Committee and approved by the Board, were eligible to participate in the EIP in 2013. The EIP was established in 2002 and has been a successful program in motivating and rewarding achievement of short-term goals and has proven to be an effective recruitment and retention tool for top executives.

The annual EIP for executive officers, and other selected members of management, is tied specifically to the Company’s budget. Annual budgets are prepared by management and approved by the Board of Directors. In establishing the annual budget goals for the year, factors include the current operating environment (economic, interest rate, regulatory and local), as well as the Company’s strategic plan initiatives. Key financial ratios (return on assets, return on equity, earnings growth, asset quality and capital ratios) are measured against prior year performance, peer group and shareholder expectations. Potential awards are earned relative to performance to budget for the year based on budgeted net income before taxes (“NIBT”). The following table represents the 2013 annual incentive opportunity based on NIBT.

EIP: 2013 Opportunity
	Incentives as % of Base Salary
NIBT	Gregory Dufour	All Other NEO
96% - Threshold Level	4.0%	3.0%
97%	8.0%	6.0%
98%	12.0%	9.0%
99%	16.0%	12.0%
100% - Target Level	20.0%	15.0%
101%	26.4%	19.8%
102%	33.6%	25.2%
103%	41.6%	31.2%
104%	50.4%	37.8%
105%	60.0%	45.0%
106%	70.4%	52.8%
107%	81.6%	61.2%
108%	93.6%	70.2%
109%	106.4%	79.8%
110% - Maximum Level	120.0%	90.0%

Each named executive officer has a targeted percentage based on the position he or she holds, and the impact of the position on overall Company results. The targeted percentages are reviewed annually by the Committee and may be adjusted. Each participant's recommended payout is calculated based on the Company's financial results as compared to budget (60% fixed), and on working collaboratively to successfully execute the Company's strategic initiatives for that given year (40% discretionary). The Committee approves all payouts under the EIP and reports the same to the Board.

During 2013, there were nine participants in the EIP, including the NEOs. Discussion relative to the Company’s performance, as well as performance against individual goals, takes place quarterly between each executive and his or her manager, and between the chief executive officer and the Board. Communication at these regular intervals ensures executives are aware of current levels of performance and are motivated to meet established goals.

The financial performance target against budget under the EIP was achieved at 103%. In February 2014, the Board accepted the recommendation of the Committee to award incentives under the EIP to executive officers in the amounts set forth below. The Committee determined that the Company's actual NIBT, adjusted for the goodwill impairment, of $37.8 million exceeded the target NIBT of $36.8 million by 3%. The actual NIBT was adjusted by $2.8 million for the goodwill impairment write-down that the Committee believed should not impact 2013 performance results.

		EIP Payments(1)
Name	Position	2012	2013
Gregory A. Dufour	President & CEO	$166,000	$149,000
Deborah A. Jordan	EVP & CFO	71,000	70,000
Peter F. Greene	EVP Operations and Technology	57,000	54,000
Timothy P. Nightingale	EVP Senior Loan Officer	69,000	56,000
June B. Parent	EVP Retail Banking	57,000	56,000
(1) 20% of each payment is deferred pursuant to the MSPP.

Management Stock Purchase Plan (“MSPP”) — The MSPP, available to all employees at the level of Vice President and above, is an equity incentive compensation plan designed to provide an opportunity for participants to receive restricted shares of our Company’s common stock in lieu of a portion of their annual bonus payments. Participants may elect to participate on a voluntary basis at either 10% or 20% of annual bonuses. The CEO and other named executive officers are required under this plan to participate at the 20% level when bonuses are administered. Restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of the grant, and fully vest two years after the grant date if the participant remains employed at the Company for such period. If a participant terminates employment for reasons other than retirement prior to the vesting date, he or she is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of termination. As with the other equity compensation programs, this program encourages investment in our Company and serves as a retention and recruitment tool. On March 8, 2013, each of the named executive officers deferred 20% of his or her bonus under the 2012 EIP and special bonus, resulting in a total of 5,175 shares purchased under the MSPP at a price of $22.48 (a discount of $11.23 per share).

		2013 MSPP Stock Awards
Name	Position	Number of Shares	Vesting Period
Gregory A. Dufour	President & CEO	1,814	2 Years
Deborah A. Jordan	EVP & CFO	969	2 Years
Peter F. Greene	EVP, Operations and Technology	845	2 Years
Timothy P. Nightingale	EVP, Senior Loan Officer	702	2 Years
June B. Parent	EVP, Retail Banking	845	2 Years

Long-Term Equity Compensation
One objective of the executive compensation program is to increase executives’ equity ownership in the Company, which more closely aligns executive and shareholder interests by strengthening the executive’s personal investment in the success of our Company. To meet this objective, the Committee has utilized a long-term performance share plan, restricted stock awards, and stock options. These programs reward executives with equity compensation, which more closely aligns the value ultimately received by named executive officers with the value created for other shareholders. The shares and options awarded generally have vesting schedules to enhance our ability to retain top performing officers, and annual or ongoing grants or purchases ensure the continuation of this value as options are exercised and shares vest.

Long-Term Performance Share Plan (or Long-Term Incentive Plan, “LTIP”) — The LTIP, which is a sub-plan under the 2012 Equity and Incentive Plan, is administered by the Committee and intended to create a long-term incentive for the named executive officers, so that long-term interests of the Company are not compromised for short-term results. Awards made under the LTIP are used to achieve the twin goals of: (1) aligning executive incentive compensation with future increases in shareholder value; and (2) using equity compensation to retain key employees.

The target award level for each named executive officer is established based upon the executive officer’s level of responsibility in the Company. At the time of granting the awards, the Committee sets the award amount for each participant at a level to provide competitive long-term compensation. The target levels for each performance measure are set by the Committee for each long-term performance period, and are recommended by the Committee to the Board for approval. They are set in such a way as to ensure that the expense associated with the potential executive awards is an appropriate percentage of the resulting shareholder benefit. The Committee considers numerous factors in determining the target awards and the financial performance metrics based on management’s three-year business plan. The analysis includes asset and income growth, and the potential compensation expense under the LTIP is compared to the return to shareholders as measured by return on equity and earnings per share growth.

Each named executive officer has a predetermined “target award,” which is reflected as a percentage of his or her base salary at the beginning of the long-term performance period. At the end of each long-term performance period, if the performance measure(s) and trigger(s) are met, then each participant receives an award in accordance with the matrix, paid in Company shares. The conversion of dollar amounts into shares is based on the market value of a share on the first day of the relevant long-term performance period. The table below details the award opportunity under the LTIPs for the 2011 – 2013 Plan, 2012 – 2014 Plan, and 2013 – 2015 Plan (award opportunities have remained level over the last three years).

	Threshold	Target	Superior
LTIP Award Opportunity as % of Salary
Gregory A. Dufour, President & CEO	20.00%	40.00%	80.00%
Deborah A. Jordan, EVP & CFO	12.50%	25.00%	50.00%
Peter F. Greene, EVP, Operations and Technology	12.50%	25.00%	50.00%
Timothy P. Nightingale, EVP, Senior Loan Officer	12.50%	25.00%	50.00%
June B. Parent, EVP, Retail Banking	12.50%	25.00%	50.00%

2013 – 2015 LTIP Plan Design and Awards — The Committee designed the plan to include two triggers and two performance measures, with the reward being based on a sliding performance scale. In order to activate the plan, two triggers must be met: (1) maximum asset quality measure of non-performing assets excluding performing restructured loans (“Adjusted NPA”) to total assets not to exceed 1.75%, and (2) minimum level of earnings threshold for net income growth of 1%. The two performance measures selected for the LTIP are: (1) revenue growth and (2) efficiency ratio, each assigned a 50% weighting. In establishing performance measures, the Committee’s goal was to reward executives for profitable revenue growth in a challenging economic and regulatory environment while maintaining quality lending standards and providing net income growth to shareholders. In establishing the performance measures, the Committee directed management to focus on the core banking franchise and thus determined that the revenue growth and efficiency ratios measurements would exclude results of the wealth management subsidiary, Acadia Trust. In addition, the LTIP performance measures are subject to modification upon a merger or acquisition. The table above details the LTIP award opportunity as a percentage of salary for each participant. The table below shows the performance metrics that will be used by the Committee at the end of 2015 to determine the vesting for the 2013 – 2015 LTIP.

	Weighting	Threshold Level	Target Level	Superior Level
Performance Triggers
Adjusted NPA		Less than 1.75%	—	—
Net income growth		1% or greater	—	—
Performance Metrics
Revenue growth	50%	4.40%	5.09%	7.14%
Efficiency ratio	50%	58.00%	57.50%	56.50%

2011 – 2013 LTIP Performance Share Results — The table below shows the performance metrics used by the Committee at the end of 2013 to determine the awards for the 2011 – 2013 LTIP.

	Weighting	Target Level	Actual End of Year 3	% of Target
Performance Triggers
Adjusted NPA		Less than 2%	0.97%	Achieved
Net income growth		1% or greater	3.56%	Achieved
Performance Metrics
Revenue growth	50%	2.00%	3.53%	151.12%
Efficiency ratio	50%	53.50%	57.43%	—
Performance Level
Expected Payout as a % of Target Incentive				76%
Recorded Compensation Expense				$268,766

The two performance triggers were met for the 2011 – 2013 LTIP with Adjusted NPAs of 0.97% below the maximum 2% level and net income growth over the three year period of 3.56% exceeding the 1% threshold. Net income for 2010, which is a component of the net income growth calculation, was adjusted to exclude Acadia Trust financial results as well as a one-time non-recurring income event of $2 million, or $1.3 million after taxes. Under the performance metrics, the Company exceeded the revenue growth target but did not meet the threshold level efficiency ratio. The actual performance metrics (revenue and expenses) for 2013 were not adjusted for the October 2012 branch acquisition or the October 2013 branch divestiture.

In February 2014, the Board accepted the recommendation of the Committee to award performance shares under the 2011 – 2013 LTIP to the executive officers in the amounts set forth below (which represent 76% of the target number of shares). The performance shares earned but not distributed until 2014 are set forth in the “Outstanding Equity Awards at Fiscal Year-End Table.”

		2011 – 2013 LTIP Payout Performance Shares
Name	Position	Grant at Target	Awarded
Gregory A. Dufour	President & CEO	3,348	2,544
Deborah A. Jordan	EVP & CFO	1,395	1,060
Peter F. Greene	EVP, Operations and Technology	1,133	861
Timothy P. Nightingale	EVP, Senior Lending Officer	1,346	1,023
June B. Parent	EVP, Retail Banking	1,126	856

Restricted Stock Awards — Restricted stock awards may be awarded to the named executive officers and other officers at level of vice president or above and have a three-year vesting schedule, with one third vesting each year. All awards are approved by the Board of Directors. In 2013, there were no restricted stock awards granted to the named executive officers other than under the MSPP.

Stock Options — Options to purchase shares of common stock at fixed prices, as provided under the 2012 Equity and Incentive Plan, may also be awarded to named executive officers and other officers at the level of assistant vice president and above. Individual option grants vest in equal installments over a five-year period and have a ten-year life because the options only have value if the market value of common stock increases. Stock option awards enable us to attract talented executives and tie their interests to the Company’s goals and objectives. There were no options granted to the named executive officers in 2013.

Retirement and Other Benefits
We offer a qualified deferred compensation plan and a non-qualified executive deferred compensation plan to provide our employees tax-advantaged savings vehicles. The plans enhance our ability to attract and retain key employees by providing a comprehensive total rewards package. Discretionary matching contributions are provided to participants in both the qualified and non-qualified plans in an effort to encourage employees to save for retirement.

Camden National Corporation 401(k) Plan and Profit Sharing Contributions — All employees, including our named executive officers, are eligible to participate in the qualified deferred compensation plan, referred to as the Camden National Corporation 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. The Company currently makes matching contributions of up to 4% of an employee’s eligible compensation, and additional profit sharing contributions (both at the discretion of the Board of Directors). For 2013, the profit sharing contribution was 3% of an employee’s eligible compensation. Employee deferrals and matching contributions are immediately vested. Profit sharing contributions have a graduated 6-year vesting schedule and once a participant has six years of service, contributions are totally vested.

Executive Deferred Compensation Plan — We maintain a non-qualified deferred compensation plan, referred to as the Executive Deferred Compensation Plan (“EDCP”), under which certain eligible employees who have otherwise exceeded annual Internal Revenue Service (“IRS”) limitations for elective deferrals can continue to contribute to their retirement savings. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The Plan allows for employer discretionary contributions, with the intent to make contributions equal to what the executive could have earned under the 401(k) match and profit sharing on the amounts deferred, up to IRS limits. The Company allows participants to direct the investment of funds deferred and the investment choices are similar to those available in the 401(k) Plan. The

EDCP is a cost effective way to provide another incentive for executives to stay with the Company over the long-term. In 2013, no named executive officer elected to defer amounts under the EDCP.

Retiree Medical — Full time employees hired prior to January 1, 2012, who retire with twenty or more years of continuous service, and have reached at least age 55, are eligible to participate in the Company’s medical insurance program and receive a maximum of $250.65 per month toward individual coverage. When an employee reaches age 65, the coverage automatically changes to a Medicare supplemental plan. Effective in 2014, the benefit was modified such that to qualify, participants must have attained age 55 or older at time of retirement, have at least 20 years of service at time of retirement, and either reached age 50 or attained 15 years of service on or before December 31, 2013.

Supplemental Executive Retirement Plan and Defined Contribution Retirement Plan — The Committee recognizes the importance of financial security upon retirement and has in place two programs to assist executive officers in planning for retirement. The plans and programs in place help ensure the named executive officers are focused on the Company’s financial well-being over the long-term. Income replacement at retirement is largely dependent on participation in the 401(k) Plan, the EDCP and the performance of these programs. It may be augmented with participation in the Supplemental Executive Retirement Plan and/or participation in the Defined Contribution Retirement Plan as described below. Effective January 1, 2008, the Defined Contribution Retirement Plan replaced the Supplemental Executive Plan for new executives.

We provide nonqualified, noncontributory, defined-benefit Supplemental Executive Retirement Plans (“SERPs”) for certain highly compensated officers. Mr. Dufour and Mr. Greene both have SERP agreements. They are designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. With a SERP in place, participants should be able to replace up to 75% of their final average compensation. Pages 33 and 34 provide detailed discussion of the SERP benefits provided to these two named executive officers. Mr. Greene participates in a Split Dollar Life Insurance Policy in which his beneficiary is eligible to receive the lesser of the net life insurance amount at risk or $297,852 upon his death.

The Defined Contribution Retirement Plan ("DCRP") is an unfunded deferred compensation plan. Mr. Nightingale, Ms. Jordan, and Ms. Parent are participants in the DCRP. Annually, on or about March 15th, an amount equal to 10% of each participant’s annual base salary and cash incentives for the prior year will be “credited” to an account administered by the Company in “Deferred Stock Units” based on the price of Company stock on the day of the award. Vesting occurs ratably from the date of participation in the Plan until the participant turns 65. Upon retirement or termination, the account is paid out in shares of Company stock, less the equivalent number of shares withheld for the payment of taxes. The DCRP provides participants the option to receive a lump sum stock distribution or to receive stock distributions in installments of either 5, 10, or 15 years.

Other Compensation and Benefits
The CEO is provided with a Company vehicle to use for business purposes, due to business travel expectations of the position, as well as the importance of his visibility in the community. The total amount of this item is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employment and Change in Control Agreements
The Company does not currently have any employment agreements with its named executive officers. In April 2009, all named executive officers executed change in control agreements with the Company, which prescribe certain severance benefits to be provided to the executives in the event of a change in control of the Company. The terms of these agreements were determined based on a review of peer benefit practices and the multiple of pay is based on the level of the position within the Company.

Additional details regarding the change in control agreements can be found in the narrative following the Pension Benefits table, and amounts that may be due to the NEOs under these agreements are described and quantified in the section titled “Potential Payments Upon Termination or Change in Control” on page 35.

Stock Practice and Policy
Stock Ownership Guidelines — The Company has established stock ownership guidelines for named executive officers, and stock must be owned outright to count toward meeting this requirement. Mr. Dufour must own two times his January 2009 annual base salary in Company stock by January 1, 2014 (this requirement was met as of December 31, 2013), and four times his January 2009 annual base salary in Company stock by January 1, 2019. To meet the ownership requirements for their respective positions other named executive officers must own one times initial base salary in Company stock after five years and two times initial base salary after ten years. The following table lists the stock ownership requirements of the named executive officers.

	Stock Ownership Requirement
Name	Market Value ($)	Date Required By(1)	Market Value ($)	Date Required By
Gregory A. Dufour	$550,000	1/1/14	$1,100,000	1/1/19
Deborah A. Jordan	175,000	10/1/13	350,000	10/1/18
Peter F. Greene	125,000	1/1/13	250,000	1/1/18
Timothy P. Nightingale	165,000	1/1/14	330,000	1/1/19
June B. Parent	140,000	1/1/14	280,000	1/1/19

(1)	At December 31, 2013, all named executives met the guideline requirement.

Timing of Equity Grants — Equity awards are granted under the 2012 Equity and Incentive Plan, which includes restricted stock awards, the MSPP, the LTIP, and the DCRP. The Company traditionally has granted incentive stock options and restricted stock grants in the first quarter to reward performance for the prior year. Incentive stock options may also be granted as a condition of employment at time of hire with prior Board approval. Annually, at the discretion of the CEO, top performing officers may be granted incentive stock options or restricted stock awards in recognition of commitment to the organization and to provide a means of gaining ownership in the Company. Restricted stock is granted by way of recommendations put forth by the CEO to the Committee and is granted in the first quarter to high performing individuals for achieving exemplary results related to the Company’s strategic initiatives. Equity grants under the LTIP occur annually in the first quarter dependent on the results of the individual three-year plan performance metrics and target level achieved. Participants in the DCRP have an account administered by the Company, and is credited with “deferred stock units” annually, on or about March 15, with 10% of each participant’s annual base salary and cash incentives for the prior year. In addition, employees at the vice president level and above have the opportunity to participate in the MSPP annually to purchase company stock at a reduced rate. Under this plan the stock is granted as restricted stock and individuals may elect to use 10% or 20% of bonus dollars to purchase Company stock that vests over a two year period. The CEO and named other executive officers are required under this plan to participate at the 20% level when bonuses are administered.

Clawback Policy — If the Company is required to prepare an accounting restatement due to material noncompliance with reporting requirements, the Committee may recover from any current or former executive officer who was paid during the three years preceding to the extent the compensation exceeds the compensation that would have been paid based on the restated financials.

Tax and Accounting Considerations
We consider tax and accounting implications in designing our compensation programs. Under current share-based payment accounting rules, we must expense the grant-date fair value of share-based grants that settle in our stock such as restricted stock and performance shares. The grant-date fair value is expensed over the service period or vesting period of the grant. Section 162(m) of the Internal Revenue Code generally places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and other executive officers whose compensation is required to be reported in the summary compensation table (other than the principal financial officer), except for performance-based compensation that otherwise meets the requirements of Section 162(m).

Tabular Disclosures Regarding Named Executive Officers
The following table summarizes compensation earned in the last three fiscal years by our principal executive officer, principal financial officer, and the three other most highly compensated executive officers (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Gregory A. Dufour President and Chief Executive Officer	2013	$398,077	$—	$204,675	$119,200	$—	$23,389	$745,341
	2012	375,577	38,000	205,790	132,800	211,000	23,195	986,362
	2011	312,116	—	182,179	149,816	133,000	19,635	796,746
Deborah A. Jordan EVP Chief Financial Officer	2013	223,327	—	105,813	56,000	—	16,539	401,679
	2012	215,089	38,000	105,475	56,800	—	16,581	431,945
	2011	208,077	—	105,834	74,400	—	16,201	404,512
Peter F. Greene EVP Operations and Technology	2013	183,223	—	62,434	43,200	13,042	19,470	321,369
	2012	174,775	38,000	61,031	45,600	135,000	16,364	470,770
	2011	168,209	—	64,831	59,200	44,000	15,736	351,976
Timothy P. Nightingale EVP Senior Loan Officer	2013	213,846	—	98,187	44,800	—	19,429	376,262
	2012	207,779	10,000	102,003	55,200	—	19,011	393,993
	2011	200,795	—	102,084	72,000	—	22,908	397,787
June B. Parent EVP Retail Banking	2013	189,248	—	88,086	44,800	—	17,250	339,384
	2012	176,133	38,000	85,653	45,600	—	16,451	361,837
	2011	167,754	—	84,885	59,200	—	15,377	327,216

(1)	Cash award for 2012 based on contributions relative to the due diligence, conversion and integration of 15 branches and the sale and deconversion of one branch.

(2)	The following table describes each component of the “Stock Awards” column in the Summary Compensation Table for 2013:

	Stock Awards
Name	LTIP	MSPP	DCRP	Total
Gregory A. Dufour	$160,000	$44,675	$—	$204,675
Deborah A. Jordan	56,250	20,972	28,591	105,813
Peter F. Greene	46,250	16,184	—	62,434
Timothy P. Nightingale	53,750	16,778	27,659	98,187
June B. Parent	48,000	16,778	23,308	88,086

The values reflected in the LTIP column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares have not been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2013 – 2015 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718. The potential maximum payout for the 2013 – 2015 performance period at the superior performance level for each named executive officer amounts to: $320,000 for Mr. Dufour; $112,500 for Ms. Jordan, $92,500 for Mr. Greene, $107,500 for Mr. Nightingale, and $96,000 for Ms. Parent.

The values reflected in the MSPP and DCRP columns reflect the aggregate grant date fair value of stock awards for 2013 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2013. For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”

(3)
The Company paid these amounts in the year after they were awarded pursuant to the terms of our EIP. See “Compensation Discussion and Analysis” for a discussion of how these amounts were determined under this plan.

(4)	The amounts in this column reflect the changes in value of the Company’s SERP. In 2013, the change in pension value for Mr. Dufour was negative $7,162 due to changes in actuarial assumptions.

(5)
The amounts in this column and detailed below for 2013 include (i) 401(k) matching contributions by the Company, (ii) a 3% profit sharing allocation under the Company’s Retirement Savings Plan, (iii) dividend value on stock awards not factored into the grant date fair value, (iv) vehicle personal use benefit value and (v) imputed economic benefit under split dollar life insurance. No named executive officer participated in or received preferential or above-market earnings on deferred compensation.

Name	401(k)	Profit Sharing	Dividend	Vehicle	Life Insurance	Total
Gregory A. Dufour	$10,200	$7,650	$3,522	$2,017	$—	$23,389
Deborah A. Jordan	7,062	7,650	1,827	—	—	16,539
Peter F. Greene	9,706	7,650	1,529	—	585	19,470
Timothy P. Nightingale	10,200	7,650	1,579	—	—	19,429
June B. Parent	8,070	7,650	1,530	—	—	17,250

GRANTS OF PLAN-BASED AWARDS TABLE
The following table summarizes stock grants made during 2013 to the named executive officers named in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory A. Dufour	EIP	1/2/13	$15,923	$79,615	$477,692	—	—	—	—		—	$—	$—
	LTIP	1/2/13	—	—	—	2,173	4,346	8,693	—		—	—	160,000
	MSPP	2/26/13	—	—	—	—	—	—	1,814	(4)	—	—	20,371
Deborah A. Jordan	EIP	1/2/13	6,700	33,499	200,994	—	—	—	—		—	—	—
	LTIP	1/2/13	—	—	—	764	1,528	3,056	—		—	—	56,250
	MSPP	2/26/13	—	—	—	—	—	—	969	(4)	—	—	10,882
	DCRP	3/15/13	—	—	—	—	—	—	828	(5)	—	—	28,591
Peter F. Greene	EIP	1/2/13	5,497	27,483	164,901	—	—	—	—		—	—	—
	LTIP	1/2/13	—	—	—	628	1,256	2,512	—		—	—	46,250
	MSPP	2/26/13	—	—	—	—	—	—	845	(4)	—	—	9,489
Timothy P. Nightingale	EIP	1/2/13	6,415	32,077	192,461	—	—	—	—		—	—	—
	LTIP	1/2/13	—	—	—	730	1,460	2,920	—		—	—	53,750
	MSPP	2/26/13	—	—	—	—	—	—	702	(4)	—	—	7,883
	DCRP	3/15/13	—	—	—	—	—	—	801	(5)	—	—	27,659
June B. Parent	EIP	1/2/13	5,677	28,387	170,323	—	—	—	—		—	—	—
	LTIP	1/2/13	—	—	—	651	1,303	2,607	—		—	—	48,000
	MSPP	2/26/13	—	—	—	—	—	—	845	(4)	—	—	9,489
	DCRP	3/15/13	—	—	—	—	—	—	675	(5)	—	—	23,308

(1)	Amounts represent range of possible incentive payouts under the 2013 EIP. The actual amounts earned in 2013 are reflected in the Summary Compensation Table and were as follows:

Name	Actual Payout Under Non-Equity Incentive Plans for Fiscal Year 2013
Gregory Dufour	$149,000
Deborah Jordan	70,000
Peter Greene	54,000
Timothy Nightingale	56,000
June Parent	56,000

(2)
Amounts represent the range of shares that may be released at the end of the three-year performance applicable to the 2013-2015 LTIP. Total long-term incentive award opportunities as a percentage of salary for each named executive officer are described in “Compensation Discussion and Analysis.” The number of shares was based on the percentage of base salary effective February 26, 2013 and a market price of $36.81 on January 2, 2013, the first business day of the 2013 – 2015 LTIP.

(3)
The values reflected in the MSPP and DCRP columns reflect the aggregate grant date fair value of stock awards for 2013 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2013. For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 16.

(4)
Amount reflects 20% of 2012 EIP bonus used to purchase restricted shares on March 8, 2013 under the MSPP at $22.48 per share, a discount of one-third of the closing market price of $33.71 on the date of the grant. These shares will fully vest two years after the grant date.

(5)
Amount reflects 10% of each participant’s annual base salary and cash incentives for the prior year in deferred stock units. Vesting occurs ratably from the date of participation in the DCRP until the participant turns 65.

In 2014, there were payouts for the 2013 EIP and they are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation and Stock Award columns. The EIP plan is described in detail above under the heading “Annual Cash Incentive Compensation” on page 23.

In 2013, each of the named executive officers participated in the MSPP and those values are reflected on the Summary Compensation Table in the Stock Awards column. The MSPP is described in detail above under the heading “Annual Cash Incentive Compensation” on page 24.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (OPTION AWARDS)
The following table summarizes certain information with respect to all unexercised options held by named executive officers at December 31, 2013.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date
Gregory A. Dufour	02/24/09	2,000	2,000	—	$24.46	02/24/19
Deborah A. Jordan	09/01/08	5,500	—	—	28.90	09/01/18
Peter F. Greene	02/24/09	—	500	—	24.46	02/24/19
Timothy P. Nightingale	01/25/05	2,500	—	—	36.69	01/25/15
	02/13/06	1,500	—	—	34.95	02/13/16
	02/12/07	2,000	—	—	44.51	02/12/17
	02/24/09	2,000	500	—	24.46	02/24/19
		8,000	500
June B. Parent	01/25/05	2,500	—	—	36.69	01/25/15
	02/13/06	1,500	—	—	34.95	02/13/16
	02/12/07	2,000	—	—	44.51	02/12/17
	02/24/09	—	500	—	24.46	02/24/19
		6,000	500

(1)	Options issued with a five-year vesting schedule, with one-fifth vesting each year on the anniversary of grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (STOCK AWARDS)
The following table summarizes certain information with respect to all unvested performance-based and time-based restricted stock awards held by named executive officers at December 31, 2013.

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Gregory A. Dufour	3/9/2012	MSPP(2)	1,571	$65,731	—	$—
	3/8/2013	MSPP(2)	1,814	75,898	—	—
	1/3/2011	LTIP(3)	2,544	106,441	—	—
	1/3/2012	LTIP(4)	—	—	4,486	187,694
	1/2/2013	LTIP(4)	—	—	4,346	181,837
			5,929	248,070	8,832	369,531
Deborah A. Jordan	3/9/2012	MSPP(2)	780	32,635	—	—
	3/8/2013	MSPP(2)	969	40,543	—	—
	Various	DCRP(5)	2,724	113,972	—	—
	1/3/2011	LTIP(3)	1,060	44,350	—	—
	1/3/2012	LTIP(4)	—	—	1,555	65,061
	1/2/2013	LTIP(4)	—	—	1,228	51,380
			5,533	231,500	2,783	116,441
Peter F. Greene	3/9/2012	MSPP(2)	620	25,941	—	—
	3/8/2013	MSPP(2)	845	35,355	—	—
	1/3/2011	LTIP(3)	861	36,024	—	—
	1/3/2012	LTIP(4)	—	—	1,263	52,844
	1/2/2013	LTIP(4)	—	—	1,256	52,551
			2,326	97,320	2,519	105,395
Timothy P. Nightingale	3/9/2012	MSPP(2)	755	31,589	—	—
	3/8/2013	MSPP(2)	702	29,372	—	—
	Various	DCRP(5)	2,544	106,441	—	—
	1/3/2011	LTIP(3)	1,023	42,802	—	—
	1/3/2012	LTIP(4)	—	—	1,502	62,844
	1/2/2013	LTIP(4)	—	—	1,460	61,086
			5,024	210,204	2,962	123,930
June B. Parent	3/9/2012	MSPP(2)	620	25,941	—	—
	3/8/2013	MSPP(2)	845	35,355	—	—
	Various	DCRP(5)	1,913	80,040	—	—
	1/3/2011	LTIP(3)	856	35,815	—	—
	1/3/2012	LTIP(4)	—	—	1,277	53,430
	1/2/2013	LTIP(4)	—	—	1,303	54,518
			4,234	177,151	2,580	107,948

(1)	Based on a market value of $41.84 at December 31, 2013.

(2)	These shares vest two years from the grant date.

(3)	Represents shares to be awarded under the 2011-2013 LTIP based upon actual performance.

(4)
Represents shares that may be released at the end of each applicable three-year performance period. These amounts do not necessarily represent a realized financial benefit for the named executive officers because the performance shares have not necessarily been earned. The Target performance level is used to determine the number of shares.

(5)	Stock units awarded under the DCRP with vesting ratably from the date of participation in the DCRP until the participant turns 65.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table summarizes the number of shares acquired and the dollar amounts realized by the executive officers named in the Summary Compensation Table during 2013 on the exercise of stock options and vesting of shares of stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Gregory A. Dufour	—	$—	3,969	$110,406
Deborah A. Jordan	1,000	13,530	2,181	62,070
Peter F. Greene	1,500	19,890	1,547	42,967
Timothy P. Nightingale	—	—	2,361	68,856
June B. Parent	1,000	14,050	1,793	51,406

(1)
Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.

(2)	The “value realized” is the gross number of options exercised multiplied by the difference between the closing market price on the date of exercise and the exercise price.

(3)
Represents the gross number of shares acquired under MSPP, LTIP, DCRP or general restricted shares upon vesting without taking into account any shares that may have been surrendered or withheld to cover applicable tax obligations.

(4)	The “value realized” represents the shares or units that vested multiplied by the closing market price on the applicable vesting date.

PENSION BENEFITS TABLE
The following table summarizes the pension benefits for each of the executive officers named in the Summary Compensation Table during 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gregory A. Dufour	Supplemental Executive Retirement Program	13	$698,838	$—
Deborah A. Jordan	—	—	—	—
Peter F. Greene	Supplemental Executive Retirement Program	31	385,042	—
Timothy P. Nightingale	—	—	—	—
June B. Parent	—	—	—	—

(1)
The amounts in this column reflect the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2013.

The Company provides a SERP for certain highly compensated executives. Under the SERP, in which Mr. Dufour is a participant, an executive is required to have five years of service to be eligible for a vested benefit under the existing SERP. Participants in this SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit (with 15 years certain) that is calculated based on targeting up to 75% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring years of service, and allowing for reductions relative to (a) 50% of the participant’s projected primary Social Security benefits; (b) the benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (c) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001; and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The SERP provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% at age 62. Benefits are also reduced for executives who retire with less than 25 years of service.

Mr. Greene’s SERP requires 12 years of consecutive service to be eligible for a 100% vested benefit for which he is entitled. As a participant in this SERP, he may receive upon retirement at age 65, a 15 years certain benefit that is calculated based on 70% of his average salary of the highest three years of salary from the five-year period prior to his retirement, and allowing for reductions relative to (a) 50% of his projected primary Social Security benefits; (b) the benefit from the distribution of Union Trust Company’s defined benefit pension plan in 2008 assuming a benefit election of lifetime, ten years certain; (c) the benefit from the portion of his 401(k) arising from employer contributions plus earnings; and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 60. If, prior to attaining the age of 60, Mr. Greene voluntarily terminates employment with the Company for any reason other than disability, then the Company shall not be required to make any payments under the SERP.

Change in Control Agreements
In 2009, we entered into change in control (“CIC”) agreements with each of the named executive officers. The agreements may require us to make payments to these individuals in the event of the termination of their employment following a change in control. Many of our executive compensation, benefit, and deferred compensation plans provide the named executive officers with certain rights or the right to receive payments in the event of the termination of their employment.

Under the CIC agreements, if the executive experiences a qualifying termination within two years following a change in control, the executive shall be entitled to cash severance and benefits. The CIC agreement provides the executive with cash severance for a benefit period of two years for the CEO and 18 months for the other named executive officers. Each executive’s total cash severance will be equal to the executive’s base salary for the benefit period. Payment of the cash severance would commence within 30 days of the executive’s qualifying termination. The CIC agreements allow for a return of payments if it is determined that the executive at any time misrepresented any financial information and such payment would be payable to the Company within 30 days of such notice of misrepresentation and any future payments under the CIC agreement would be forfeited upon receipt of such misrepresentation notice. Under the terms of the CIC agreements, if an executive’s employment with the Company is terminated by the Company without “cause” or by the employee for “good reason” within two years after a change in control of the Company, the employee will generally be entitled to receive severance benefits. If a named executive officer incurs an involuntary termination of employment or a termination of employment for good reason after the occurrence of a change in control while his or her agreement is in effect, he or she would not be entitled to severance pay or benefits under any company severance plan or program other than his or her CIC agreement.

Change in control, as defined in the agreement, means a change in:

(i)
the ownership of the Company and in the effective control of the Company such that a single entity or commonly controlled group of entities shall have the ability to elect a majority of the Board of Directors of the Company; or

(ii)	the ownership of all or substantially all the assets associated with the business group in which the named executive officer works, or of the Company as a whole.

The CIC agreements may be terminated by the Company effective December 31, 2014 if the Company takes action 90 days prior to that date. If no such action is taken, each CIC agreement’s termination date will automatically extend to December 31 of each following year unless action is taken by the Company to terminate such CIC agreements at least 90 days prior to such termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table and footnotes describes the potential payments and benefits under the Company’s compensation and benefit plans to which the named executive officers would be entitled upon termination of employment or following a change in control of the Company. The calculations assume that such termination or change in control was effective as of December 31, 2013.

	Gregory A. Dufour(1)	Deborah A. Jordan	Peter F. Greene(1)	Timothy P. Nightingale	June B. Parent
Death
DCRP Restricted Stock Acceleration(2)	$—	$113,972	$—	$106,441	$80,040
Split Dollar Life Insurance(3)	$—	$—	$297,852	$—	$—

Disability
DCRP Restricted Stock Acceleration(2)	$—	$113,972	$—	$106,441	$80,040

Termination Without Cause or Voluntary Termination with “Good Reason” upon a Change in Control
Cash Severance Payment(4)	$800,000	$337,500	$277,500	$322,500	$288,000
Continuation of Health Benefits(5)	30,136	16,478	20,547	16,478	16,478
DCRP Restricted Stock Acceleration(2)	—	113,972	—	106,441	80,040
Stock Options/Restricted Stock Acceleration(6)	176,389	73,178	69,986	69,651	69,986
LTIP Stock Acceleration(7)	371,497	129,327	105,479	124,516	107,612
Total	$1,378,022	$670,455	$473,512	$639,586	$562,116

Change in Control
DCRP Restricted Stock Acceleration(2)	$—	$113,972	$—	$106,441	$80,040
Stock Options/Restricted Stock Acceleration(6)	176,389	73,178	69,986	69,651	69,986
LTIP Stock Acceleration(7)	128,114	44,685	36,484	42,928	37,363
Total	$304,503	$231,835	$106,470	$219,020	$187,389

(1)
In the event of a change in control under the Supplemental Executive Retirement Plans ("SERP"), Mr. Dufour would receive a lump sum distribution in the amount of the accrued benefit and Mr. Greene, if terminated, would receive annual retirement benefits commencing at the later of age 60 or termination date. See "Pension Benefits Table" on page 33 for more information.

(2)
Under the Defined Contribution Retirement Plan (“DCRP”), each unvested deferred stock unit becomes fully vested upon a change in control or death and disability. For purposes of this table, the unvested deferred stock units were assumed to have a value equal to the closing price per share of $41.84 at December 31, 2013.

(3)	Payment to beneficiary upon death of named executive officer.

(4)
Represents the value of eighteen months of base salary, payable according to the Company’s regular payroll schedule, and which would be reduced by standard withholding and authorized deductions per the CIC agreements (twenty-four months for Mr. Dufour).

(5)	Represents the value of eighteen months of healthcare benefits per the CIC agreements (eighteen months and 6 months equivalent grossed up to include taxation for Mr. Dufour).

(6)
Under the 2012 Equity and Incentive Plan, each outstanding stock option and restricted stock award becomes fully exercisable upon a change in control. For purposes of this table, the unvested in-the-money stock options and restricted shares were assumed to have a value equal to the closing price per share of $41.84 at December 31, 2013.

(7)
Participants of the LTIP upon a change in control would receive a pro rata award based on such shorter long-term performance period and the actual performance level achievement. In the event a participant has a qualifying termination event within six months after a change in control, the participant shall be entitled to an additional award up to the maximum payout level under the LTIP. For purposes of this table, LTIP shares were assumed to have a value equal to the closing price per share of $41.84 at December 31, 2013.

STOCK OWNERSHIP AND OTHER MATTERS

Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers
As of the Record Date, there were 7,509,789 shares of Common Stock outstanding, held of record by approximately 1,200 shareholders. The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, (ii) each current director of the Company and each nominee for director, (iii) the Company’s executive officers, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him, her or it as set forth opposite his, her or its name.

	Common Stock		Options Exercisable Within 60 days	Total Beneficial Ownership	Percentage of Common Shares Outstanding
5% or Greater Shareholders:
Royce & Associates, LLC
745 Fifth Avenue, New York, NY 10151	551,861		—	551,861	7.35%
BlackRock, Inc.
40 East 52nd Street, New York, NY 10022	543,488		—	543,488	7.24%
Directors, Nominees and Executive Officers:
Ann W. Bresnahan	23,940		—	23,940	*
Joanne T. Campbell	7,152		4,000	11,152	*
Robert J. Campbell	1,500		—	1,500	*
Gregory A. Dufour	32,252		4,000	36,252	*
David C. Flanagan	4,136		—	4,136	*
Peter F. Greene	8,766	(1)	500	9,266	*
Craig S. Gunderson	1,631		—	1,631	*
John W. Holmes	11,000		—	11,000	*
Deborah A. Jordan, CPA	12,261		5,500	17,761	*
S. Catherine Longley	—	(2)	—	—	*
Timothy P. Nightingale	9,888		8,500	18,388	*
James H. Page, Ph.D.	1,500		—	1,500	*
June B. Parent	7,823	(3)	6,500	14,323	*
John M. Rohman	1,450	(4)	—	1,450	*
Robin A. Sawyer, CPA	1,638	(4)	—	1,638	*
Karen W. Stanley	2,478		—	2,478	*
All directors, nominees, and executive officers as a group (16 persons):	127,415		29,000	156,415	2.08%

* Less than 1%.

(1)	Includes 5,876 shares over which voting and dispositive power are shared jointly with Mr. Greene’s spouse.

(2)	Ms. Longley was appointed as a director of the Company by the Board in February 2014 to be effective April 1, 2014.

(3)
Includes 11 shares over which voting and dispositive power are shared jointly with Ms. Parent’s spouse and 556 shares owned by Ms. Parent’s spouse, as to which Ms. Parent disclaims any beneficial interest.

(4)	Shares over which voting and dispositive power are shared jointly with spouse.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Section 16 Persons are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and written representations received by the Company, we believe that each of the Company’s Section 16 Persons has complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2013.

Solicitation of Proxies
The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone by the Company’s directors and officers, who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer and Trust Company, its transfer agent, to solicit proxies held by brokers and nominees, and will reimburse it for reasonable out-of-pocket expenses incurred in the solicitation of proxies. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses of doing so. The stock transfer books will remain open between the Record Date and the date of the Annual Meeting.

By Order of the Board of Directors

John W. Holmes, Secretary
March 12, 2014